Exhibit 99.1

Kulicke & Soffa Pte. Ltd. 23A Serangoon North Ave 5 Singapore 554369 +65 6880-9600 main Co. Regn. No. 199902120H
Kulicke and Soffa Industries, Inc. 1005 Virginia Drive Fort Washington, PA 19034 USA +1-215-784-6000 main www.kns.com

Kulicke and Soffa Industries, Inc. Announces the Retirement of
Executive Vice President & General Manager, K&S Products & Solutions

SINGAPORE – October 14, 2025 - Kulicke and Soffa Industries, Inc. (NASDAQ: KLIC) (“Kulicke & Soffa”, “K&S”, “we” or the “Company”) today announced that Chan Pin Chong, Executive Vice President & General Manager of K&S Products & Solutions, will retire effective December 1, 2025, to dedicate more time to his family.
Fusen Chen, President and Chief Executive Officer, shared, “On behalf of everyone at K&S, I sincerely thank Chan Pin for his exceptional leadership and steadfast dedication during his years with us. He has been instrumental in advancing innovation and achieving operational excellence in our portfolio. His vision and commitment have made a significant and lasting difference to our company and people. We wish him the very best as he begins his well-earned retirement.”
Additionally, the Company today announced that effective immediately, Ivy Qin, Vice President & General Manager of Wire Bonding, and John Molnar, Vice President & General Manager of Advanced Solutions, will report directly to Fusen. Dr. Qin and Mr. Molnar have dedicated over two decades to K&S, progressing from innovative development roles to their current segment leadership positions.
Dr. Chen continued, “Ivy and John are seasoned strategic leaders that each have deep understandings of our products, our markets and the needs of our customers. I look forward to working even more closely with them as we deliver high-quality innovative solutions that help our customers across our key markets overcome dynamic process challenges.”

About Kulicke & Soffa
Kulicke & Soffa is a global leader in semiconductor assembly technology, advancing device performance across automotive, compute, industrial, memory and communications markets. Founded on innovation in 1951, K&S is uniquely positioned to overcome increasingly dynamic process challenges – creating and delivering long-term value by aligning technology with opportunity.

Contacts:

Kulicke & Soffa
Marilyn Sim
Public Relations
P: +65-6880 9309
msim@kns.com

Kulicke & Soffa
Joseph Elgindy
Finance
P: +1-215-784-7500
investor@kns.com
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